EXHIBIT 10.1

SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT, dated April 14, 2005 (the “Agreement”), is entered into by and between Trizec Properties, Inc., a Delaware corporation (the “Company”), and Michael J. Escalante (the “Executive”). The “Effective Date” of this Agreement shall be the day after the Revocation Period (as defined below) expires. However, if the Executive revokes this Agreement during the Revocation Period, this Agreement shall not become effective and none of its terms will be binding on or enforceable by any party.

     WHEREAS, the Executive has resigned as an employee and officer of the Company and of certain of the Company’s affiliates; and

     WHEREAS, except as otherwise set forth herein, the parties intend that this Agreement shall set forth the terms of the Executive’s separation from the Company and that this Agreement shall supersede all prior agreements between the parties regarding the subject matter contained herein;

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

     1. Resignation. Effective as of the close of business on March 2, 2005 (the “Resignation Date”), the Executive resigned from his position as Executive Vice President, Portfolio Management & Capital Transactions, and from all other positions, offices, and directorships with the Company and any of its subsidiaries and affiliates (collectively, the “Company Group”), and will execute such other documentation requested by the Company to evidence said resignations.

     2. Severance Payments and Benefits. In consideration of the covenants set forth herein and the waiver and release of claims set forth below, and provided that the Executive signs this Agreement and does not revoke this Agreement during the Revocation Period, the Company shall provide the Executive with the following Severance Payments and benefits:

     (a) Severance Payments. The Company shall pay the Executive a cash severance in an aggregate amount equal to $835,000.00. Of this total, (i) $420,000.00 shall be payable to the Executive within three business days following the expiration of the Revocation Period; (ii) $223,333.33 shall be payable to Executive in 16 equal installments (with the first installment accruing as of March 18, 2005) to be paid on the Company’s regular bi-weekly payroll schedule (the “Salary Continuation”), provided, however, that no such Salary Continuation installment payment shall be due until the regular payroll date that occurs at least three business days after the Revocation Period expires; and (iii) the remainder ($191,666.67) shall be payable to Executive in a lump sum within three business days following the last installment payment of the Salary Continuation.

     (b) Treatment of Equity-Based Compensation. Exhibit A sets forth a list of all Stock Options, Restricted Stock Units and Restricted Stock Rights that have been granted to the Executive and have vested as of the Resignation Date pursuant to the Company’s incentive plans and bonuses. The Executive will have 3 months from the Resignation

Date to exercise all options that have vested as of that date. The Executive’s participation in the 2002 Long Term Incentive Plan (Amended and Restated Effective May 29, 2003, as amended) (the “LTIP”) and the 2004 Long Term Outperformance Compensation Program under the LTIP (the “Compensation Program”) shall terminate as of the Resignation Date. Unvested Stock Options, Restricted Stock Units and Restricted Stock Rights granted pursuant to the LTIP, the Compensation Program, or any other plan or program shall terminate and are canceled as of the Resignation Date.

     (c) Continuation of Health Insurance. The Company shall continue to cover the Executive under the Company’s group health and dental insurance plans as if the Executive were employed on a full-time basis to the extent that such coverage is provided to the Company’s executives on the terms applicable to such executives until the earlier of (i) the date of the sixteenth Salary Continuation installment payment; or (ii) the date on which the Executive becomes eligible to participate in another group health plan (and any applicable waiting period for such participation has expired). The Executive agrees to promptly notify the Company in writing in the event that the Executive becomes eligible for coverage under another group health plan. The Executive shall continue to be obligated to pay his share of premiums, deductibles, and co-payments as in effect from time to time with respect to the Company’s executives. The Company shall deduct the Executive’s portion of the monthly premiums from the Salary Continuation payments made to Executive pursuant to Section 2(a)(ii), above. The parties hereto acknowledge and agree that the Executive’s loss of coverage on April 1, 2005, due to his resignation, shall constitute a “qualifying event” for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), including the provisions of Section 4980B(f) of the Internal Revenue Code of 1986, as amended, and that following the period described in this Section 2(c), the Company shall continue to facilitate continuation coverage in compliance with and to the extent required by COBRA and applicable state law.

     (d) Out-Placement Services. The Executive shall be entitled to receive outplacement counseling services from Lee Hecht Harrison in Pasadena, California, and the Company will pay the cost of such services up to a maximum of $10,000. The Company’s payment shall be made directly to Lee Hecht Harrison upon the Company’s receipt of appropriate invoices for such services.

     (e) 401(k) Plan and ESPP. The Executive’s participation in the Trizec Properties, Inc. 401(k) Plan (the “Retirement Plan”) and the Trizec Properties, Inc. Employee Stock Purchase Plan (“ESPP”) shall terminate on the Resignation Date. The Executive’s rights and obligations under the Retirement Plan and the ESPP shall be governed by applicable law and the respective terms and conditions of the Retirement Plan and the ESPP, as applicable. The Executive may obtain a current statement of the Executive’s account balance in the Retirement Plan by calling New York Life Benefits Complete at (800) 294-3575.

     (f) Deferred Compensation Plan. Salary and/or incentive compensation deferrals into the Trizec Properties, Inc. Deferred Compensation Plan shall terminate on the Resignation Date. Distributions of the Executive’s account balance are paid out in either annual installments or in a lump sum (depending on the Executive’s previous election) as soon as practicable following the Effective Date, in accordance with the applicable plan or agreement. All distributions are treated as “ordinary income” subject to federal and state tax at the time of distribution. The Executive may obtain the Executive’s account balance by calling Aon Executive Benefits at (800) 341-4413 or by checking the website at www.deferralselect.com.

     (g) Salary, Accrued Vacation. Executive acknowledges and agrees that the Company has paid him everything to which he is entitled by virtue of his employment with the Company, including all salary, bonuses, and compensation for accrued but unused vacation.

     (h) Continued Indemnification. The Executive shall continue to be indemnified (including entitlement to a defense by attorneys retained and paid by the Company) to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company (or of the relevant member of the Company Group) in accordance with their terms as in effect from time to time for actions and omissions by the Executive occurring during his tenure as an officer of any member of the Company Group. The Company agrees that for purposes of this Section 2(h), it (or any member of the Company Group, as the case may be) shall interpret and/or apply any provision of applicable law or any corporate governance document relating to indemnification (including advancement of expenses) with respect to the Executive in a manner consistent with the way in which such provisions are interpreted and applied by the Company (or the relevant member of the Company Group) to then active executives of the Company (or of the relevant member of the Company Group). To the extent permitted under the applicable policies, the Executive shall continue to be covered under the Company’s directors and officers liability insurance policies in effect from time to time to the same extent he would have been covered if he had been employed when the claim was made. The Executive agrees to promptly notify the Company of any claims made against the Executive in his capacity as a former officer or employee of the Company or of any other member of the Company Group.

     (i) Business Opportunity. The Executive shall be free to pursue the purchase of the Aon Building, 707 Wilshire Boulevard, Los Angeles, California, but only to the extent that Executive can do so without breaching his obligations of confidentiality and non-disparagement, as set forth in Section 6, below, and in accordance with all the laws concerning trade secrets. Other than as set forth herein, the Company waives any claim it may have to prevent Executive from pursuing this project, including a usurpation of business opportunity claim.

     (j) No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by applicable law, the Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of any member of the Company Group (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) after February 25, 2005.

     (k) No Known Claims. The Company acknowledges that, as of the date first written above (on page 1 of the Agreement), it knows of no claims it may have against Executive.

     3. Return of Property. Executive warrants and represents that he has surrendered to the Company all property of the Company Group in the Executive’s possession and all property made available to the Executive in connection with his employment by the Company, including, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, Blackberry handheld devices, cellular telephones, computers, computer programs and files, papers, electronically stored information and documents kept or made by the Executive in connection with his employment, provided, however, that the Executive may keep the compact disc (and all the materials on it) that the Company sent to the Executive after February 25, 2005, and any minor, generic office supply items he may possess.

     4. Cooperation. From and after the Effective Date, the Executive shall cooperate in all reasonable respects with the Company Group and its respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation, or litigation involving any member of the Company Group, including any such action, proceeding, investigation, or litigation in which the Executive is called to testify. In addition, the Executive shall cooperate in all reasonable respects with the Company Group in connection with executing minutes and other corporate documents relating to his period of service as an officer of any member of the Company Group. The Executive shall be reimbursed for all expenses properly incurred by him in connection with the cooperation described in this Section 4 in accordance with Company policy. The Company and Executive agree that the Executive’s obligations pursuant to this Section 4 shall be reasonable in scope and duration and shall be reasonably accommodated to the Executive’s schedule and other business commitments.

     5. Reference; Confidentiality of this Agreement.

     (a) Neutral Letter of Reference; Inquiries. The Company shall provide the Executive, and any prospective employer that so requests, with written confirmation of the dates the Executive was employed by the Company and the positions the Executive held during the period. Executive and the Company agree that all requests for a reference regarding the Executive shall be directed to the Company’s Chief Executive Officer, Timothy H. Callahan, for response.

     (b) Confidentiality of this Agreement. The parties agree that the terms of this Agreement (other than the fact of the Executive’s separation of employment from the Company and the date thereof) are confidential and Executive agrees that neither he nor anyone on his behalf may transmit the Agreement or disclose the substance of any term of this Agreement to any person other than the Executive’s attorneys, financial or tax advisors, accountants and spouse. Executive further agrees that he shall instruct his attorneys, financial or tax advisors, accountants and spouse not to disclose such terms to any other person. Notwithstanding anything herein to the contrary, the Executive and the

Executive’s attorneys may consult any tax advisor regarding the tax treatment and tax structure of this severance arrangement.

     (c) Permitted Disclosure. The provisions of this Section 5 shall not preclude a party from: (i) providing any information required by law, (ii) disclosing any information necessary to prepare a defense of any claim, or (iii) responding to any statement made by the other party hereto in contravention of this Section 5. In addition, the Executive and the Company expressly acknowledge and agree that the Company shall file a Form 8-K with the Securities and Exchange Commission that will, among other things, include this Agreement as an Exhibit, and shall inform the New York Stock Exchange of the Executive’s resignation.

     6. Confidentiality; Non-Disparagement; Non-Interference.

     (a) Confidential Information. The Executive agrees that he will not at any time, except with the prior written consent of the Company Group, directly or indirectly, reveal to any person, entity, or other organization (other than the Company Group or their respective employees, officers, directors, or agents), or use for the Executive’s own benefit, any information that has been maintained as confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any confidential personal information, confidential tenant information, confidential financial information, information concerning pending or potential transactions, any information concerning any past, present, or prospective customers, suppliers, manufacturing processes, marketing data, projects, databases, analyses, computer software, marketing techniques and strategies, or other confidential information used by, or useful to, any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in, or other association with any member of the Company Group. The term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive; (ii) was within the Executive’s possession prior to Executive’s employment by the Company or by any member of the Company Group; (iii) was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of the Company Group, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, the Company Group with respect to such information; or (iv) becomes available in the future to the Executive on a non-confidential basis from a source other than the Company Group or any of its representatives, provided that such source is not known to the Executive to be bound by a confidentiality agreement with, or other contractual, legal, or fiduciary obligation of confidentiality to, the Company Group with respect to such information. Notwithstanding anything in this Section 6(a) to the contrary, in the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

     (b) Non-Disparagement/Non-Interference. The Executive agrees that for 24 months after his Resignation Date, he will not make any statement or issue any communication, written or otherwise, that disparages, criticizes, or otherwise reflects adversely on or encourages, any adverse action against, the Company Group and/or its senior management, except if testifying truthfully under oath pursuant to any court order or lawful subpoena or otherwise responding to a lawful subpoena or providing disclosures required by law. The Executive also agrees that for 24 months after his Resignation Date, he shall not engage in any conduct which is intended to, or which is reasonably likely to, disrupt or otherwise harm the Company Group’s operations or business reputation.

     7. Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group, and that all business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. The Executive further confirms that, on or prior to executing this Agreement, the Executive surrendered to the Company all copies and extracts of any written Confidential Information acquired or developed by the Executive during his employment, shareholding and association with the Company Group, and that the Executive has not removed or taken from the premises of any member of the Company Group any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.

     8. Release.

     (a) General Release. In consideration of the payments and benefits provided to the Executive under this Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors, and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge each member of the Company Group and each of their respective officers, employees, directors, shareholders and agents from any and all claims, charges, actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local, or foreign law that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee or officer of any member of the Company Group and the termination of such relationship or service or

(ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, provided, however, that the release set forth in this Section 8(a) shall not apply to (x) the obligations of the Company under this Agreement and (y) any indemnification rights the Executive may have in accordance with the Company Group’s governance instruments or under any directors and officers liability insurance maintained by the Company Group with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company Group. Without in any way limiting the foregoing, the Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against any member of the Company Group (including its directors, officers, employees, and agents) arising out of the Executive’s employment relationship or the Executive’s service as an employee or officer of any member of the Company Group or the termination thereof.

     (b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group, and each of their respective officers, employees, directors, shareholders and agents from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney and has obtained an explanation of the terms of this Agreement; (ii) the Executive was given a period of at least 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this Section 8(b) in exchange for consideration in addition to anything of value to which the Executive is already entitled; and (iv) the Executive knowingly and voluntarily accepts the terms of this Agreement. Executive acknowledges and agrees that $1,000 of the Severance Payments referenced in Section 2(a) of this Agreement is being paid for this release of claims arising under the ADEA, and further acknowledges and agrees that the $1,000 payment shall be in full satisfaction of any and all claims Releasors may have or could have had pursuant to the ADEA.

     (c) Specific Release of Employment Related Benefits. Except as specifically set forth herein, by virtue of the severance granted to Executive pursuant to this Agreement, Executive specifically waives and releases any claim, right, or interest he may have to receive actual salary payments, or to accrue any benefits such as health insurance benefits, vacation pay, matching 401(k) contributions, or incentive option vesting for the period of February 26, 2005 through March 2, 2005.

     (d) California Civil Code Section 1542 Acknowledgement. Executive specifically acknowledges that he is aware of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive expressly waives and relinquishes all rights and benefits he may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.

     (e) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Section 8.

     (f) No Claims. The Executive warrants and represents that he has not instituted, assisted with, or otherwise participated in any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders, or agents.

     9. Certain Remedies.

     (a) Remedies. Without limiting the remedies available to the Company Group, including those set forth in Section 9(b) hereof, the Executive acknowledges and agrees that a breach of any of the covenants contained in this Agreement, including but not limited to those set forth in Sections 4-7, above, will cause material and irreparable injury to the Company Group, for which monetary damages or other non-equitable relief would be inadequate. In the event of such a breach or threat thereof, any member of the Company Group shall be entitled to obtain injunctive or other equitable relief to specifically enforce such covenants or provisions through an action brought in any forum in which the Company Group may elect to proceed, whether in a court of law or in an arbitration proceeding, in each case without posting any bond or other security. Such injunctive or other equitable relief shall be available to each member of the Company Group in lieu of, or prior to or pending a determination in, any arbitration proceeding. Executive further acknowledges and agrees that, for purposes of any action enforcing the terms of this Agreement, he agrees and consents to the jurisdiction of the state and federal courts of Cook County, Illinois.

     (b) Cessation of Payments and Liquidated Damages. In the event that the Executive (i) files any Claim, including but not limited to any charge, claim, demand, action or arbitration with regard to the Executive’s employment, compensation, or termination of his employment under any federal, state, or local law or regulation, except for a claim for a breach of this Agreement, or (ii) breaches any of the covenants contained in this Agreement in a material respect, the Company shall have no obligation to make further payments or provide further benefits under this Agreement, and the Executive shall be obligated to immediately pay the Company $50,000.00 as liquidated damages. In addition to such automatic right to liquidated damages, the Company shall be entitled to bring an action against the Executive for additional damages resulting from Executive’s breach, as well as for injunctive or other relief, as described in Section 9(a), above. Notwithstanding Section 9(b)(i) herein, if Executive chooses to seek unemployment insurance compensation by submitting an application to the Employment Development Department for the State of California, Executive’s submission of such application will not in itself entitle the Company to receive liquidated damages, provided, however, the Company shall have the right to contest any such submission.

     10. Miscellaneous.

     (a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan, or arrangement with respect to the terms of the Executive’s employment and the termination thereof which the Executive may have had with the Company Group, provided, however, that, except as specifically stated herein, the LTIP, the Compensation Program, and the Retirement Plan shall be preserved and not superseded by this Agreement. This Agreement may be amended only by a written document signed by both of the parties hereto.

     (b) Effective Date. This Agreement shall not be effective or enforceable until the day after the Revocation Period expires.

     (c) Withholding Taxes. Any payment made or benefits provided to the Executive under this Agreement shall be reduced by any applicable deductions and withholdings. With respect to all payments made pursuant to Section 2(a), the Company shall pay its portion of the applicable payroll tax and withhold such taxes on behalf of Executive.

     (d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to the conflict of law principles thereof.

     (e) Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

     (f) Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

     (g) Notices. Other than as specified in Section 11 of this Agreement, any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

If to Executive:

Michael J. Escalante
c/o Cox, Castle & Nicholson LLP
2049 Century Park East, Suite 2800
Los Angeles, California 90067
Attention: Mathew Wyman, Esq.

with a copy to:

Cox, Castle & Nicholson LLP
2049 Century Park East, Suite 2800
Los Angeles, CA 90067
Attention: Mathew Wyman, Esq.

If to the Company:

Trizec Properties, Inc.
10 South Riverside Plaza, Suite 1100
Chicago, IL 60606
Attention: Chief Executive Officer

with a copy to:

Sperling & Slater, P.C.
55 West Monroe, Suite 3200
Chicago, IL 60603
Attention: Claire P. Murphy, Esq.

or to such other address as either party may furnish to the other in writing in accordance with this Section 10(f). Notices of change of address shall be effective only upon receipt.

     (h) Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (i) Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one and the same agreement.

     (j) Successors and Assigns. This Agreement may not be assigned by either party without the prior, express written consent of the other party. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns.

     (k) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each of whom has been represented by competent legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

     (l) Arbitration. Without in any way limiting the right of the Company Group to bring an action against Executive in a court of law pursuant to Section 9, above, Executive agrees that any other dispute or controversy arising under this Agreement that cannot be mutually resolved by the parties shall be submitted for arbitration in Chicago, Illinois, before a panel of three arbitrators of exemplary qualifications and stature, one of whom shall be selected by the Executive, one of whom shall be selected by the Company, and the last of whom shall be selected by the other two arbitrators. Such arbitration shall follow the rules established by the American Arbitration Association. Judgment may be entered on the arbitration panel’s award in state or federal court located in Cook County, Illinois. The arbitration panel shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Executive acknowledges and agrees that any judgment or award shall be enforceable against him, and waives jurisdictional defenses, including personal and subject matter jurisdiction, to any such proceeding or enforcement. Each party shall bear his own expenses (including attorneys’ fees and costs) incurred in any arbitration arising out of a dispute or controversy under this Agreement.

     11. Revocation. This Agreement may be revoked by the Executive within the 7-day period commencing on the date the Executive signs this Agreement as indicated on the signature page hereof (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing, signed by the Executive, and received by the Company’s Regional HR Manager, Stacey Buehner, prior to the close of business on the seventh day after the Executive signs the Agreement.

     IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above (on page 1 of this Agreement) and the Executive has executed this Agreement as of the date set forth below (or, if the Executive does not include a date under the Executive’s signature line, the signature date shall be deemed to be the date that the Company receives Executive’s signature on this Agreement).

TRIZEC PROPERTIES, INC.

By:	/s/ Ted R. Jadwin

Name:	Ted R. Jadwin

Title:	SVP, General Counsel & Corporate Secretary

THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

Accepted and Agreed:

/s/ Michael J. Escalante

Michael J. Escalante

Date:	4/14/05

Exhibit A
Michael Escalante
Vested Equity-Based Compensation as of 3/02/05

OPTIONS

	Expiration
Grant Date	Date	Grant Type	Award	Price	Outstanding	Exercisable/Vested

5/8/2002	1/9/2009	Non-Qualified Stock Options	10,000	$16.34	10,000	10,000	exercisable

5/8/2002	1/9/2009	Non-Qualified Stock Options	10,000	$17.30	10,000	10,000	exercisable

5/8/2002	1/9/2009	Non-Qualified Stock Options	10,000	$18.26	10,000	10,000	exercisable

5/8/2002	1/9/2009	Non-Qualified Stock Options	80,000	$18.98	80,000	80,000	exercisable

5/8/2002	1/9/2009	Non-Qualified Stock Options	105,000	$14.51	105,000	105,000	exercisable

5/8/2002	11/8/2007	Non-Qualified Stock Options	40,000	$15.57	40,000	40,000	exercisable

			Total vested options		255,000	255,000

RESTRICTED STOCK RIGHTS

							Net remaining
	Expiration					Shares withheld to	shares held at
Grant Date	Date	Grant Type		Vested		cover taxes	Mellon

6/23/2003	6/23/2008	Restricted Stock - Time-based Vesting		1,500	vested 6/23/04	536	964

6/23/2003	6/23/2008	Restricted Stock - Performance-based Vesting		1,500	vested 6/23/04	537	963

2/12/2004	2/12/2007	Restricted Stock Rights - Annual Bonus		2,417	vested 2/12/05	963	1,454

2/12/2004	2/12/2009	Restricted Stock - Time-based Vesting		1,980	vested 2/12/05	788	1,192

2/12/2004	2/12/2009	Restricted Stock - Performance-based Vesting		1,980	vested 2/12/05	788	1,192

			Total	9,377		3,612	5,765